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Yahoo! Inc.

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Yahoo! Inc. posted a video from Jerry Yang, Yahoo!’s Chief Executive Officer, on its internal intranet site for its employees on July 18, 2008. A transcript of the video is set forth below:
•	Hi guys.

•	In addition to the recent emails you’ve been getting from me, I wanted to update you on everything that we’ve been doing to fight this proxy battle on multiple fronts.

•	The Board, the senior leadership team, and I have been visiting with stockholders and financial industry analysts to articulate the continuing efforts to maximize the value of Yahoo!.

•	You’ve also probably seen the letters we’ve sent to our stockholders outlining why we believe our current Board can best represent the interests of all stockholders, and that the Icahn/Microsoft agenda threatens to destroy stockholder value.

•	We’ve also increasingly seen stories in the media that reflect an understanding of our position.

•	Today, I’m excited to tell you that we’re launching an advertising campaign online on our homepage as a way to continue to make our case to stockholders.

•	With one of the largest audiences on the Internet, we’re taking full advantage of the power of our network to remind our stockholders why voting for Carl Icahn’s board of directors is a bad choice.

•	I hope you’ll take a minute to check it out.

•	With all of this is going on, I know all of you have been working very hard to support our strategic objectives.

•	I’m incredibly proud of the unwavering focus that I’ve witnessed from so many of you in the face of the onslaught of opinions directed at our company.

•	In this and many other ways, I’m inspired by Yahoo! on a daily basis as you look for ways to make the experience for our users, advertisers, partners, and developers even better.

•	We’ll continue to keep you updated. And I look forward to talking with all of you next Wednesday at our All-Hands Meeting.

•	Thanks for all you’re doing for Yahoo!.